UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 7, 2014

Commission File Number:  001-32420

True Drinks Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
84-1575085
(IRS Employer Identification No.)

18552 MacArthur Blvd, Suite 325, Irvine, California 92612
(Address of principal executive offices)

949-203-3500
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 7, 2014, True Drinks Holdings, Inc. (the "Company") issued secured promissory notes in principal amounts totaling $1,130,000 to certain accredited investors (the "Secured Notes"). The Secured Notes accrue interest at a rate of 12% per annum and are secured by an interest in all inventory, books and records pertaining to the inventory, and all proceeds with respect sale or other disposition of the inventory. The Secured Notes mature one year from the date of issuance. In the event the Secured Notes are paid in a form other than cash, the Company is obligated to pay to the holder of the Secured Notes ("Holder") a lender's fee equal to 10%, which amount shall be added to the principal amount due and owing the Holder.

The Secured Notes are part of a series of secured promissory notes issued between September 18, 2014 and September 29, 2014 in the aggregate principal amount of $630,000, which issuance was reported on a Current Report on Form 8-K filed on October 2, 2014. The Company is planning on issuing approximately $1,000,000 in additional Secured Notes during the month of October, 2014.

The Secured Notes were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the investors represented that it was an "accredited investor" as defined in Regulation D. The proceeds from the sale of the Secured Notes are expected to be used for general corporate purposes.

The foregoing description of the Secured Notes does not purport to be complete, and is qualified in its entirety by reference to the full text of the form of Secured Note attached as Exhibit 10.2 to the Current Report on Form 8-K filed on October 2, 2014, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

True Drinks Holdings, Inc.

Date:   October 8, 2014
By:	/s/ Dan Kerker

Name: Dan Kerker
Title: Chief Financial Officer